EXHIBIT 99

CON-WAY INC.
2855 CAMPUS DRIVE, SUITE 300
SAN MATEO, CA 94403
(650) 378-5200
                                                                NEWS RELEASE


                                                                    Contacts:

                                                Media - Gary Frantz
                                                               (650) 378-5335

                                                Investors - Patrick Fossenier
                                                               (650) 378-5353




FOR IMMEDIATE RELEASE




                CON-WAY CLOSES DOMESTIC AIR FORWARDING OPERATION



SAN MATEO, Calif. - June 5, 2006- Con-way Inc. (NYSE: CNW) announced today that it has discontinued the operations of its domestic air freight forwarding subsidiary Con-way Forwarding.



The decision to close the unit was made following a detailed review of the subsidiary's competitive position and its prospects in relation to the corporation's long-term strategies, noted Douglas W. Stotlar, Con-way president and CEO.



"Our core businesses are high-performance surface freight transportation and global contract logistics," said Stotlar. "We believe that focusing our investments on these key segments is the right strategy for our enterprise and our investors, and offers the best opportunity for sustainable growth in revenues, profits and shareholder value."



The company expects to take a charge in the second quarter of approximately

$8 million in connection with the closure of the unit, primarily reflecting the write-off of certain non-transferable assets, severance costs and lease expense.  The closure of the unit is not expected to have a material impact on revenues.



Con-way Inc. (NYSE:CNW) is a $ 4.2 billion freight transportation and logistics company with businesses in less-than-truckload and full truckload freight services, expedite, brokerage, contract logistics, warehousing,

supply chain management and trailer manufacturing.